Exhibit 10.2

August 17, 2016

DEAL FINANCING MEMORANDUM

Deal name:	Sanofi-Aventis U.S. LLC
Location:	Kansas City, Missouri

Description:

Purchase for resale of entire personal property contents of a 690,000 SF pharmaceutical manufacturing facility, including but not necessarily limited to multiple production lines and specialized equipment, laboratory equipment, processing machinery and equipment and facility support equipment on a wall-to-wall, ceiling-to-floor basis (collectively, the "Assets"). Assets to be resold commencing late September, 2016.

Price:	$3,885,000 for all assets. Heritage Global Partners, Inc. ("HGP"), a wholly-owned subsidiary of Heritage Global Inc., will purchase a 25% undivided interest in the Assets for $971,250.

Source of Funds:	The Dove Holdings Corporation $250,000
Ross Dove (individually) $300,000

Balance of funds to be provided by HGP internally.

Funding Date:	8/19/16

Interest:	10% per annum on outstanding balance.

Term:	Payable in full with all accrued interest within 180 days.

Security:

First priority security interest in HGP's 25% undivided interest in the Assets. Funds to be repaid to The Dove Holdings Corporation and Ross Dove pari passu with interest from the distribution(s) of HGP's portion of proceeds resulting from the resale of the Assets prior to any proceeds being retained by HGP.

Investment Committee
Approval:	August 17, 2016.

APPROVED

/s/ Allan Silber
Allan Silber
Chairman, Heritage Global Inc.

Date: August 17, 2016